Exhibit 99.2

Abercrombie & Fitch
September 2010 Sales Release
Call Script

This is Eric Cerny, Manager of Investor Relations for Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended October 2, 2010. Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.

Net sales for the five-week period ended October 2, 2010, were $305.3 million, a 25% increase from net sales of $244.0 million for the five-week period ended October 3, 2009. September comparable store sales increased 13%. Total Company direct-to-consumer net merchandise sales increased 42% to $31.3 million. Total Company international net sales, including direct-to-consumer net sales, increased 94% to $60.3 million.

Abercrombie & Fitch comparable store sales increased 13% for the month. Men’s comps were up by a mid-teen; women’s comps were up by a low double digit.

For abercrombie kids, comparable store sales increased 24% for the month. Guys comps were up by a low-thirty; Girls comps were up by a high-teen.

Abercrombie & Fitch
September 2010 Sales Release
Call Script

Abercrombie kids sales for the month benefitted from the redemption of complimentary gift cards issued and deducted from reported sales during the month of August, as well as a credit from unredeemed and expired complimentary gift cards.

Hollister comparable store sales increased 9% for the month. Dudes comps were up by a high teen; Bettys comps were up by a low single digit.

For the month, from a merchandise classification standpoint across all brands, woven shirts, fleece and knit tops were stronger categories for men’s while jeans and graphic tees were weaker. For women’s, woven shirts, fleece and knit pants were stronger categories while jeans and knit tops were weaker.

Within the month, all weeks had positive comps with weeks two and three being the strongest and week five being the least strong. Sales for the quarter to date period are approximately in line with expectations at the beginning of the quarter.

Abercrombie & Fitch
September 2010 Sales Release
Call Script

Internationally, the UK continued to comp positively for the month and outperformed the total company trend. The Company opened its first Hollister store in Spain during the month.

Across all brands and channels, average unit retail decreased 12% for the month and decreased 14% for the quarter-to-date period.

Thank You.

3